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Talent First Master FAQs for LinkedIn Employees

Below you’ll find answers to frequently asked questions. If you have a question not addressed below, please send it to [e-mail alias].

We will continue to add new questions as answers become available. Please note that some questions may not be able to be answered until after the transaction closes.

MY JOB/ROLE

What happens to my job after the deal closes?

Your position at LinkedIn and your manager will remain unchanged as a result of the transaction.

Are we laying people off as a result of the deal?

We aren’t planning any layoffs as a part of this deal. For the small number of employees whose jobs are entirely focused on maintaining LinkedIn’s status as a publicly traded company, we’ll be helping you find your next play.

Will I receive a new offer letter/employment agreement from Microsoft?

No. Your employment will remain with your current LinkedIn business entity in each country, and upon close of the transaction with Microsoft, that business entity will be owned by Microsoft.  There is no change to your current employment terms and conditions.

What about any reorganizations that are underway today?

It will be business as usual, so we do not anticipate that the deal will impact any reorgs that are underway today. Given our operational independence, we will continue to run our business in the way that we always have, and make the best decisions possible to help LinkedIn focus, scale, and grow.

What if I don’t want to continue with LinkedIn after the deal closes? Will I be offered a severance package?

Just like today, if you voluntarily resign from the company, you will not be eligible for a severance package.

What about the transfer/promotion/job change that my manager and I have been discussing?

The deal should have no impact on those discussions.  It’s business as usual.

What happens to our contractors/temporary workers?

The deal should have no impact on contractors or temporary workers. It will be business as usual, and LinkedIn will continue to leverage contractors and temporary workers as appropriate for the needs of our business.

I am currently on a working visa.  Will my work authorization be affected by this deal?

We will partner with you on all immigration needs, but generally speaking, there should be no impact on your work authorization, as you will continue to be employed by the same business entity.

What happens to employees who are currently on an international assignment?

It’s business as usual.  The deal should have no impact on the length and terms of your international assignment.

I’m recruiting for an open position on my team. What’s the impact to our hiring plans?

There are no changes to hiring, so please continue to recruit for the open positions on your team.

What happens to our intern program?

It is business as usual.  There will be no impact to the intern program as a result of this deal.

COMPENSATION QUESTIONS

What is going to happen to my compensation?  Will it change?

There are no changes to your compensation.  You will continue to get paid from LinkedIn as you do today.

What will happen to our Employee Bonus Plan?

Our 2016 Employee Bonus Plan remains the same.

Will I stay on the same sales comp plan, or will it change?

You will remain on your current sales plan for the remainder of 2016. Just as we do today, variable compensation plans will continue to be refreshed on an annual basis.

What if LinkedIn determines that my role is not needed going forward?

As is true today, we will continue to manage the business and make changes over time when needed, and offer severance in the event that we have any business changes that impact roles.

When will I be eligible for a review, promotion, salary increase and/or refresh grants?

Our Annual Review and Focal schedule remains the same in 2017. All employees will have an annual review, and opportunity to receive merit increases, refresh grants and, for employees who are not commissioned salespeople, a payout of the Employee Bonus Plan. Consistent with LinkedIn’s current pay for performance philosophy, these rewards will be determined based on each employee’s role, current compensation and performance.

STOCK QUESTIONS

What happens with the ESPP?

Our ESPP program will continue to operate until shortly before the transaction closes.

If the transaction does not close prior to November 15, 2016, then the current offering period will have its next regularly scheduled purchase, on November 15, 2016. Your purchase price will be the lower of 85% of the closing price on the start date of the offering (May 16, 2016) or the purchase date (November 15, 2016).

If the transaction does not close before November 15, 2016, a new offering period will start on November 15, 2016 and, until the merger closes, offering periods will commence every 6 months.

Any offering period in effect at the time the merger closes will be shortened until just before the closing and prorated adjustments will be made, as necessary, to reflect the shortened offering period. A new purchase date will be determined for the final purchase of shares before the deal closes. Further information will be provided to participants in the ESPP.

Can I trade my stock between sign and close?

As always, all LinkedIn employees have to follow our Insider Trading Policy, and may only trade during open windows.  Please remember that “trading” includes all buying and selling of our stock.  As a reminder, the Insider Trading Policy applies to all LinkedIn employees, your immediate family, anyone living in your household, and anyone else whose investments you influence.

Will the trading window be open between sign and close?

The trading window will open per our regular schedule, which is the second business day following our earnings announcement during the quarter. It closes on the last day of the second month of the quarter (i.e. the last day of February, May, August, and November for each Trading Window). After close, LinkedIn’s trading policy will no longer apply, and you will be subject to Microsoft’s trading policy.

Will our vesting schedules change between sign and close?

No. Your equity will continue to vest on the same schedule between now and when the transaction closes.

What is the price per share?  How was the price determined?

$196 per share.  The price was negotiated between LinkedIn and Microsoft.

What happens to our LNKD stock ticker?

When the transaction closes, LinkedIn will no longer be a publicly traded company, so the stock ticker will be delisted from the New York Stock Exchange.

What happens to my vested restricted stock units (RSUs)?

Vested RSUs are actual shares of LinkedIn stock. Any shares of LinkedIn stock that you own (from vested RSUs, ESPP purchases, the exercise of stock options or open market purchases) at the time the transaction closes will be cashed out for $196 each. For example: if you own 100 vested shares of LinkedIn stock, you would receive $19,600. Payment will be subject to tax withholding, as applicable.

What happens to my unvested restricted stock units (RSUs)?

Your unvested LinkedIn RSUs will become Microsoft RSUs, with the same vesting schedule, and other terms that are no less favorable than your LinkedIn RSUs.

The exact number of RSUs will be calculated when the deal closes based on an exchange ratio that will be determined at that time. While we can’t give you the exact calculation yet, we’ve provided an example on Exhibit A to these FAQs for your reference.

What happens to my vested options?

Your vested LinkedIn stock options that have an exercise price per share of less than $196 will be cashed out for $196 less the exercise price. This means you will receive a cash amount equal to $196 per share minus the exercise price per share of the option. If your LinkedIn stock option has an exercise price of $196 or greater, it will be canceled for no payment.  Payment is subject to standard tax withholdings.

What happens to my unvested options?

Your unvested LinkedIn stock options that have an exercise price per share of less than $196 will become Microsoft unvested stock options to purchase an adjusted number of shares at an adjusted exercise price, with the same vesting schedule,  and other terms that are no less favorable that your LinkedIn stock options.

This means you will have options to purchase Microsoft stock instead of LinkedIn stock that vest on your current schedule. The exact number of Microsoft options and the exercise price per share will be calculated when the deal closes based on an exchange ratio that will be determined at that time. While we can’t give you the exact calculation yet, we’ve provided an example on Exhibit A to these FAQs for your reference.

BENEFITS AND PERKS

What changes are we making to our perks and benefits?

Our perks and benefits remain unchanged after closing.

Will we be making any changes to our food program?

No, our food programs will not change as a result of this deal.  It is business as usual.

Will our time off benefits change?  Will we still have DTO in the U.S.?

Our vacation benefits and programs will remain in place at closing. Exempt employees in the U.S. will continue to have DTO following closing. Hourly employees in the U.S. will continue to accrue their vacation as they do today.

Will we still have the July 4th break in the U.S.? What about the global year-end shutdown?

Yes, both the global year-end shutdown and the July 4th break (U.S. only) will continue following closing.

OTHER GENERAL QUESTIONS

Our culture really sets us apart. What do we expect will change?

Our culture and values are the foundation of who we are, so we are committed to having them remain unchanged after closing.

What should employees do differently between now and when the deal closes?

There isn’t anything that you should be doing differently. We are continuing to run LinkedIn as we always have, and our business priorities remain unchanged.

Can I share information about this via social media?

Yes, please only share public information including news shared through Elevate, the LinkedIn Press Room, our corporate blog, and Jeff’s Influencer post.

Please keep our Global Social Media Policy, culture and values in mind especially when it comes to acting like an owner. Before you hit share, try the New York Times headline test. If you’re not comfortable with what you say showing up on the front page of New York Times, don’t share it.

I have an external speaking engagement coming up. What do I say if I’m asked about this news?

Feel free to acknowledge the event and limit your comment by using the following: “The transaction was jointly announced on June 13 by both companies’ CEOs, and is expected to close during the fourth quarter of this year, though it could be later because of regulatory approvals. I don’t have any details beyond what was announced.” If you are asked for further information, you can mention that you are not the right person to address it, and direct the person to submit their question to press@linkedin.com

Do we still report our quarterly earnings, or are we included in Microsoft’s earnings?

During the period between sign and close, we will continue to report quarterly earnings.  Once the transaction is closed, we will no longer report earnings. Our P&L will be reported as a part of Microsoft’s quarterly earnings, as a part of the Productivity and Business Process segment.

How long do we expect it will take to close this deal?

The close of the transaction is subject to a number of regulatory approvals. We expect the deal to close in the fourth quarter of 2016, but it may take longer.

When and how should I change my LinkedIn profile?

As always, you can certainly update your profile if you wish, but we remain separate companies until the deal closes, so there would be no need to update your profile regarding your employer at this time.

CAMPUS / OFFICE LOCATION INFORMATION

Is anyone being asked to move or relocate? What will happen to our offices?

Currently, we do not anticipate moving our offices or asking employees to relocate as part of this transaction.  As always, we will continue to regularly evaluate our workforce strategies, including the location of our work sites and facilities, but the deal with Microsoft will not affect our office location strategy.

Will Microsoft be expanding its presence in Silicon Valley following the close of the acquisition?

Microsoft currently has approximately 3,000 employees in the Silicon Valley and San Francisco areas and has been expanding this population over multiple years.

Will LinkedIn open an office in Redmond?

At this time, we have no immediate plans to open an office in Redmond.

Will plans to open LinkedIn’s new office in Dublin still move forward?

Yes, we are still planning to open our new office in Dublin later this year.

ABOUT MICROSOFT

How many employees does Microsoft currently have?

Microsoft has approximately 113,000 employees in 190 countries worldwide. 51% of Microsoft’s employee base is located outside USA, the biggest countries being Germany, France, UK. Most of the R&D is currently located in USA, however Microsoft does have Global R&D centres around the world.

Where can I learn more about the Microsoft leadership team?

You can find information on Microsoft’s Senior Leadership Team here:
http://news.microsoft.com/microsoft-senior-leaders/#sm.000165izb5v7jetfq1n2c057i7bzx

R&D QUESTIONS

How does this impact our product roadmap?

We cannot speculate on strategy or product changes while we are in regulatory review and prior to the deal closing.

Will we do open source differently after closing?

Microsoft’s acquisition of LinkedIn will not immediately change our use of open source technology or our ability to open source projects to give back to the open source community or demonstrate our engineering craftsmanship.  Following closing, we will coordinate with Microsoft to ensure our open source projects support our combined/collective strategic goals.

Will our patent program change?

Microsoft’s acquisition of LinkedIn will not immediately change our inventor program.  Following closing, we will coordinate with Microsoft to ensure our patent program supports our combined/collective strategic goals.

Could I be a target for hacking or phishing during this time?

You should always be vigilant when opening emails from unknown sources, and especially when opening attachments. There should not be any emails or phone calls coming from Mumbai asking for London information, such as credentials or member data, prior to deal close. Additionally, no personal information should be provided in response to email requests or third-party sites claiming to be from Mumbai, such as employee benefit/payroll solicitations. If you receive any questionable emails, use the “Phish” button in Gmail to report to House Security.

SALES TEAM QUESTIONS

How should I discuss this news with LinkedIn customers?

Microsoft has announced its intent to acquire LinkedIn, but the deal has not closed. For that reason, both companies are required to continue to operate independently and you should not proactively communicate about the deal with customers or partners unless otherwise instructed. If you do receive questions, please use the following reactive messaging:

“We are looking forward to joining Microsoft, once the deal closes. Until then, both companies are required to continue to operate independently, and you will continue working with your respective sales representatives. It is business as usual.”

Can I share information about this via social media?

Yes, please only share public information including news shared through Elevate, the LinkedIn Press Room, our corporate blog, and Jeff’s Influencer post.

Please keep our Global Social Media Policy, culture and values in mind especially when it comes to acting like an owner. Before you hit share, try the New York Times headline test. If you’re not comfortable with what you say showing up on the front page of New York Times, don’t share it.

We ask that you not provide any more details on what this could mean for the LinkedIn business.

Should I be actively promoting Microsoft products with my customers?

No.  Both companies are operating independently. If you do believe your client may be a good fit for Microsoft, please follow the same process you would to engage an external partner. You can always email our support email alias and someone from that alias will help route your request to Microsoft.

What does this mean for current customers of both LinkedIn and Microsoft? Can they purchase Microsoft and LinkedIn products through one sales representative?

Until this deal closes, each company will continue to operate independently and customers can only purchase Microsoft and LinkedIn products through their sales representatives with each entity. During this period, we recommend emailing [e-mail alias] if a client expresses interest in learning more about Microsoft and/or if they want to purchase a product from Microsoft.

How will we work with Microsoft’s sales team?

We will continue to operate independently and service LinkedIn customers as we do today.  As we learn more about our two companies, we will explore opportunities to improve the customer experience across our businesses.

How will our products change?

We cannot speculate on product changes while we are in regulatory review and prior to the deal closing.

Am I supposed to continue selling during the announce-close period?

Yes!!  We will continue to operate independently, so its business as usual for all LinkedIn sales reps. You should stay focused on achieving your 2016 plan and the OKRs you’ve set with your manager.

What changes will we need to make to LinkedIn’s customer contracts as a result of the acquisition?

We don’t expect significant changes to LinkedIn’s customer contracts as a result of the acquisition. From time to time, LinkedIn has updated its customer contracts to cover new products.  We have nothing to announce at this time.

CUSTOMER QUESTIONS

How will customers be impacted?

There will be no immediate impact to our individual member subscribers or enterprise customers, and we will continue to provide them with the quality products and services they expect from us.

What does this announcement mean for my company’s relationship with LinkedIn?

At this point, Microsoft has only announced the intent to acquire LinkedIn, so we are still two independent companies. We are excited about potential opportunities that arise by combining the Microsoft product suite with LinkedIn’s global professional network.

I am a customer of LinkedIn and Microsoft. How does this announcement impact those relationships?

You are very important to us and we are committed to ensuring that you receive the same great experience you do today.  We are very excited to join forces with the Microsoft team, but the deal has not closed. Until then, both companies are required to continue to operate independently and you will continue working with your respective sales representatives.

Can I purchase LinkedIn and Microsoft products through one sales representative?

Not at this time. Until the closing, both companies are required to continue to operate independently and you will continue working with your respective sales representatives. After the closing, we will share our longer-term plans once they are ready, and until then each of our businesses will continue to operate independently.

Exhibit A

Examples of Treatment of RSUs and Stock Options

As noted in the FAQs, unvested RSUs and stock options of LinkedIn will either be assumed by Microsoft, or substituted with a Microsoft equity grant on terms that generally are no less favorable than your current equity grant. The number of RSUs and options (and exercise price for options) will not be determined until closing, but for purposes of providing some information that might be helpful, we have put together some examples. The examples are based on the following assumptions:

•                  A Microsoft Parent Stock Price of $51.48 closing price (the actual price to be used will depend on the volume weighted average price per share for a period of time prior to close, but this is a recent closing price for the sake of the example).

•                  Cash consideration of $196 per share

•                  Assumed Exchange Ratio = 196/51.48 = 3.8073

•                  All share amounts will be rounded down to the nearest share

Example of Assumption/Substitution of Unvested Restricted Stock Units

•                  Assume you hold 1,500 unvested RSUs covering shares of LinkedIn stock.

•                  Assume the Exchange Ratio is 3.8073.

•                  After the merger, your RSUs would cover 5,710 shares of Microsoft stock:

Shares

LinkedIn RSUs	1,500
Multiplied by Exchange Ratio	3.8073
Microsoft shares	5,710

Example of Assumption/Substitution of Unvested Stock Options

•                  Assume you hold an outstanding and unvested stock option to purchase 5,500 shares of LinkedIn stock with an exercise price of $170.46 per share.

•                  Assume the Exchange Ratio is 3.8073.

After the merger, your option would be exercisable for 20,940 shares of Microsoft stock at an exercise price of $44.77 per share:

Shares

LinkedIn shares	5,500
Multiplied by Exchange Ratio	3.8073
Microsoft shares	20,940

Exercise Price

LinkedIn exercise price	$170.46
Divided by Exchange Ratio	3.8073
Microsoft exercise price	$44.77

Additional Information and Where to Find It

In connection with the transaction described above, LinkedIn Corporation (the “Company”) will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at LinkedIn’s website (http://investors.linkedin.com) or by writing to LinkedIn Corporation, Investor Relations, 2029 Stierlin Court, Mountain View, California 94043.

The Company and its directors and executive officers are participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 22, 2016. To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.